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Mesa Energy Holdings, Inc. Appoints Kenneth T. Hern, Former President of Texaco Saudi, Inc., to the Board of Directors

Press Release Source: Mesa Energy Holdings, Inc. On Monday February 22, 2010, 8:30 am EST

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH), an oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today that Kenneth T. Hern has joined the Company's Board of Directors.

As a former senior executive of Texaco, now part of oil giant Chevron, Hern brings over 30 years of experience in the oil and gas industry to the Company. He served as President of Texaco Saudi, Inc., between 1981-1984, as Vice Chairman and Managing Director of Texaco Nigeria Limited, from 1984 through 1989, and as President of Texaco Brazil, from 1989 through 1994. He retired from Texaco, Inc. in 1994 after 25 years of service.

During his tenure at Texaco, Mr. Hern interacted with and advised government agencies of Saudi Arabia, Nigeria and Brazil, and provided significant relationship and liaison coordination between the United States and each of these countries. Hern still retains significant business and personal relationships in these nations, particularly in Brazil. He has been nominated as United States Ambassador to Saudi Arabia and Nigeria.

“Ken brings an extensive history of high-level executive management to the Mesa team. His leadership of three large international divisions of Texaco as well as his involvement in early stage public companies place him in a position to provide unique and valuable contributions to the growth of the Company" said CEO of Mesa Energy Holdings, Inc., Randy M. Griffin. "We welcome Ken to our Board and look forward to drawing on his knowledge and hands-on experience in the industry as we focus on implementing our business plan, building the Company and enhancing shareholder value.”

"I believe that Mesa Energy has a great opportunity to capitalize in the largest shale basin in the country and I am excited to be a part of this endeavor," said Kenneth T. Hern.

In 2006, Hern served as Chairman, CEO and founder of Nova Biosource Fuels, Inc., a publicly traded company listed on the NYSE that produced and marketed high quality biodiesel from a variety of feed stocks using a patented, proprietary process.

He currently serves on the Board of Directors and as chairman of the Governance Committee for Flotek Industries, Inc. (NYSE: FTK - News), a supplier of drilling and production related products and services to the energy and mining industries.

Hern earned a B.A. in Chemistry from Austin College, an M.S. in Organic Chemistry from North Texas State University and he received Associates Degrees from the Wharton School of Business and from Carnegie Mellon University.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us